UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of Report : April 4, 2007

Date of earliest event being reported : March 28, 2007

IPALCO ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-8644

Indiana	35-1575582
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Monument Circle
Indianapolis, Indiana    46204
(Address of principal executive offices, including zip code)

(317) 261-8261
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events

IPALCO Enterprises, Inc. ("IPALCO") owns all of the outstanding common stock of Indianapolis Power & Light Company ("IPL"). On March 28, 2007, we filed a Notice of Withdrawal with the Indiana Utility Regulatory Commission ("IURC") for our Empower plan. We previously made a filing in August 2006 with the IURC in which we sought approval for Empower as a new alternative regulatory program. The three elements of Empower were (1) renewable energy options, (2) energy efficiency options and (3) customer service and pricing options. Similar to IPL's Elect Plan, which expired on December 31, 2006 (with the exception of the Green Power option which expires June 30, 2007 without further authorization from the IURC), we had proposed to treat the revenues and certain expenses of the customer service and pricing options as non-jurisdictional for the purposes of determining jurisdictional net operating income. Since the filing of Empower, the IURC has initiated state-wide proceedings into the effectiveness of demand side management ("DSM") programs offered across Indiana, as well as time-based pricing and other demand response programs. We are participating in each of these proceedings.

Also, on March 28, 2007, IPL filed a petition with the IURC to offer Green Power as a tariff rate in order to continue to provide this customer option without interruption. IPL has also filed a new DSM petition requesting an extension of the programs currently in place. Without further authorization by the IURC, IPL's DSM programs will expire on July 21, 2007. The DSM and Green Power programs are not material to IPALCO's financial statements.

Both filings are subject to IURC approval.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2007

IPALCO ENTERPRISES, INC.

By /s/ Frank P. Marino

Name: Frank P. Marino

Title: Senior Vice President and Chief Financial Officer